Exhibit 99.1

Contact:

Targeted Genetics Corporation
Courtney Self
(206) 521-7392

TARGETED GENETICS RECEIVES $4.8 MILLION IN EQUITY FUNDING FROM BIOGEN

Seattle, WA—August 18, 2003 – Targeted Genetics Corporation (Nasdaq: TGEN) today announced that it has received approximately $4.8 million from the issuance of 2,515,843 shares of its common stock to Biogen, Inc. (Nasdaq: BGEN) at a price of approximately $1.91 per share.

“We have enjoyed the opportunity to work in collaboration with Biogen over the last several years to advance understanding of gene delivery technology,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “This additional funding further strengthens our financial position and will be used to support Targeted Genetics’ ongoing core programs and corporate operations.”

Targeted Genetics and Biogen established a three-year research and development collaboration in September 2000, under which Targeted Genetics was given the option to sell, at its discretion, up to $10 million of its common stock to Biogen under an equity purchase commitment. This stock issuance, when combined with $4 million issued to Biogen in September of 2002, totals approximately $9 million in common stock issued to Biogen under this purchase commitment, which expires on September 15, 2003. Under the purchase commitment, Biogen is not required to purchase shares of stock to the extent the purchase would result in Biogen’s ownership interest in Targeted Genetics exceeding 19.9 percent. Biogen’s ownership interest following the purchase amount announced today approximates this limitation.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources and the results of our product development programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of our partners to provide funding, our failure to make progress with our clinical trials, our failure to obtain positive results from our preclinical programs and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in our report on Form 10-Q for the quarter ended June 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.